SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2003

Robbins & Myers, Inc.
(Exact name of Registrant as specified in its charter)

Ohio	0-288	31-0424220

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

1400 Kettering Tower, Dayton, OH	45423

(Address of principal executive offices)	(Zip code)

937-222-2610
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

On February 10, 2003, Robbins & Myers, Inc. issued the following press release:

ROBBINS & MYERS REPORTS SUCCESSFUL COMPLETION OF
EXCHANGE OFFER FOR ITS OUTSTANDING 6.5% CONVERTIBLE
SUBORDINATED NOTES

     DAYTON, OHIO, February 10, 2003 ... Robbins & Myers, Inc. (NYSE: RBN) today announced that its offer to exchange 8.0% Convertible Subordinated Notes due 2008, for an equal principal amount up to $40 million of its outstanding 6.5% Convertible Subordinated Notes due 2003, expired at 12:00 midnight EST on Friday, February 7, 2003. The new Notes are convertible into Common Shares at $22.50 per share; the outstanding Notes are convertible into Common Shares at $27.25 per share.

     U.S. Bank National Association, the exchange agent for the offer, has advised the Company that approximately $56 million in principal amount of the outstanding Notes was tendered pursuant to the exchange offer. Robbins & Myers has advised U.S. Bank National Association that it will exchange all outstanding Notes that have been tendered for exchange, subject to pro ration. Because more than $40 million in principal amount of the outstanding Notes was tendered, Robbins & Myers is required to accept outstanding Notes for exchange on a pro rata basis. Approximately 70% of outstanding Notes tendered will be accepted by Robbins & Myers for exchange.

     The New Notes are listed for trading on the NYSE under the symbol RBN#08 and the Exchange has informed the Company it expects the new Notes will be available for trading on Wednesday, February 12.

     Robbins & Myers, Inc. is a leading global supplier of highly engineered, application-critical equipment for the pharmaceutical, energy, and industrial markets. Headquartered in Dayton, Ohio, U.S.A., the Company maintains manufacturing operations in 15 countries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robbins & Myers, Inc.

Date: February 10, 2003	By: /s/ Kevin J. Brown Kevin J. Brown Vice President and Chief Financial Officer